Exhibit 4.1

BILAG 1 TIL VEDTÆGTER FOR INVITEL HOLDINGS A/S /

APPENDIX 1 TO THE ARTICLES OF ASSOCIATION OF INVITEL HOLDINGS A/S

1	BAGGRUND	BACKGROUND

1.1	I henhold til tre forskellige tegningsoptionsprogrammer (“Programmerne”) har Hungarian Telephone and Cable Corp. (“HTCC”) tildelt visse nuværende og/eller tidligere medarbejdere og bestyrelsesmedlemmer i HTCC-koncernen (“HTCC-koncernen”) optioner (“HTCC-tegningsoptioner”) til at købe aktier i HTCC. Programmerne omfatter (i) den Langsigtede Incitamentsordning 2004 (“2004-Ordningen”), (ii) Tegningsoptionsordningen for Ikke-Arbejdende Bestyrelsesmedlemmer (“Bestyrelsesordningen”) og (iii) Incitamentsordningen 2002 (“2002-Ordningen”) samt de dertil knyttede tildelingsaftaler.	Pursuant to three different stock option programs (the “Programs”), Hungarian Telephone and Cable Corp. (“HTCC”) has issued stock options (“HTCC Options”) to certain current and/or former employees and directors in the HTCC group (“HTCC Group”) to purchase shares in HTCC. These Programs are (i) the 2004 Long-Term Incentive Plan (the “2004 Plan”), (ii) the Non-Employee Director Stock Option Plan (the “Director Plan”) and (iii) the 2002 Incentive Stock Option Plan (the “2002 Plan”) and the related grant agreements there under.

1.2	HTCC har overdraget alle selskabets aktiver, rettigheder og forpligtelser til Invitel Holdings A/S (“Selskabet”). I forbindelse med overdragelsen og i overensstemmelse med de dertil knyttede dokumenter udsteder Selskabet nu nye tegningsoptioner (“Tegningsoptioner”) til erstatning for de HTCC-tegningsoptioner, der er udstedt i henhold til	HTCC has transferred all of its assets, rights and obligations to Invitel Holdings A/S (the “Company”), and, in connection with such transfer and in accordance with the documents related to such transfer, the Company is now issuing new stock subscription rights (“Options”) as substitution for the HTCC Options issued under the Programs, as these HTCC

	Programmerne, idet disse HTCC-tegningsoptioner annulleres. Denne udskiftning og annullering foretages i henhold til §§ 409A og 422 i United States Internal Revenue Code of 1986 (amerikansk skattelovgivning) med senere ændringer (og eventuelle bekendtgørelser og vejledninger udstedt i medfør heraf), og indholdet af dette Bilag skal fortolkes i overensstemmelse med disse paragraffer. Vilkårene og betingelserne for Tegningsoptionerne skal svare til de vilkår og betingelser, der fremgår af Programmerne og af dertil hørende skriftlige aftaler mellem HTCC og indehaverne af Tegningsoptionerne, medmindre andet fremgår af dette Bilag, eller dette vil stride mod gældende lov.	Options are being cancelled. This substitution and cancelation is being effected in compliance with Sections 409A and 422 of the United States Internal Revenue Code of 1986, as amended (and any regulations or guidance promulgated thereunder) and all terms hereof shall be interpreted in accordance with such sections. All terms and conditions of the Options shall be consistent with those specified under the Programs and any related written agreements between HTCC and the holders of the Options, unless otherwise provided in this Appendix or contrary to applicable law.

2.	BESLUTNING	RESOLUTION

2.1	På Selskabets ekstraordinære generalforsamling afholdt den 24. februar 2009 blev der truffet beslutning om at udstede Tegningsoptioner.	On an extraordinary general meeting 24 February 2009 the general meeting of the Company passed a resolution to issue Options.

2.2	Selskabets aktionærer har ikke fortegningsret til Tegningsoptionerne eller til Aktier (som defineret nedenfor), der udstedes til fordel for tidligere indehavere af HTCC-tegningsoptioner (samlet benævnt “Indehaverne” og hver især “Indehaver”).	The Company’s shareholders shall not have a pre-emptive right to the Options or any Shares (as defined below) which are issued for the benefit of previous holders of HTCC Options (collectively the “Holders” and each a “Holder”).

2.3	Tegningsoptionerne giver Indehaverne ret til at tegne for indtil i alt nominelt EUR 5.950 aktier (“Aktie”/”Aktier”) (dvs. 595.000 Aktier á nominelt EUR 0,01) i Selskabet.	The Options shall provide the Holders with the right to subscribe for a total of up to nominally EUR 5,950 shares (“Share”/”Shares”) (i.e. 595,000 Shares with each a nominal

	Reguleringsmekanismerne i pkt. 9 kan dog resultere i et højere eller lavere beløb.	value of EUR 0.01) in the Company. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

2.4	I konsekvens af ovenstående har Selskabets generalforsamling samtidig truffet beslutning om den til Tegningsoptionerne hørende kontante kapitalforhøjelse på indtil EUR 5,950, dog således, at reguleringsmekanismerne i pkt. 9 kan resultere i et højere eller lavere beløb.	As a consequence of the above, the general meeting of the Company has at the same time resolved upon the cash capital increase related to the Options of up to EUR 5,950. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

2.5	Selskabets generalforsamling har som led i ovenstående fastsat følgende nærmere vilkår for tegning og udnyttelse af Tegningsoptionerne samt for den dertil hørende kapitalforhøjelse:	As part of the above, the general meeting of the Company has resolved that the following terms for the subscription for and exercise of the Options and for the related cash capital increase shall apply:

3.	TEGNING AF OG VEDERLAG FOR OPTIONERNE	SUBSCRIPTION AND REMUNERATION FOR THE OPTIONS

3.1	Indehaverne kan i perioden fra 24. februar 2009 til 1. maj 2009 tegne Tegningsoptioner på den af bestyrelsen udsendte tegningsliste. Antallet af Tegningsoptioner, som hver enkelt Indehaver af en annulleret HTCC-tegningsoption modtager, svarer til det antal aktier i HTCC, der kunne købes i henhold til disse HTCC-tegningsoptioner umiddelbart forud for annulleringen heraf.	The Holders may subscribe for Options in the period from 24 February 2009 to 1 May 2009, on a subscription list. The number of Options to be received by each Holder of a cancelled HTCC Option shall equal the number of shares in HTCC that were available for purchase under such HTCC Options immediately prior to the cancelation thereof.

3.2	Tegningsoptionerne tildeles Indehaverne vederlagsfrit, idet de dog tildeles som erstatning for de bortfaldne HTCC-tegningsoptioner.	The Options are issued at no costs for the Holders, except as substitution for cancelation of the HTCC Options.

3.3	Selskabet skal føre en fortegnelse over udstedte Tegningsoptioner.	The Company shall keep a register of issued Options.

4.	TEGNINGSKURS OG NOMINELT AKTIEBELØB	SUBSCRIPTION PRICE AND NOMINAL AMOUNT

4.1	Hver Tegningsoption giver Indehaveren en ret, men ikke en pligt, til at tegne én Aktie á nominelt EUR 0,01 i Selskabet til en tegningskurs i euro beregnet på grundlag af det i pkt. 4.2 anførte beløb i USD (“Tegningskursen”). Reguleringsmekanismerne i pkt. 9 kan dog medføre ændringer i antallet af Aktier, der knytter sig til hver Tegningsoption.	Each Option shall provide the Holder with a right, but not an obligation, to subscribe for one Share with a nominal value of EUR 0.01 in the Company for a subscription price determined in euro calculated from a USD amount as set out in Clause 4.2 (the “Subscription Price”). The adjustment mechanisms set out in Clause 9 may result in an amendment of the number of Shares subject to each Option.

4.2	Tegningskursen for hver Tegningsoption svarer til den kurs, som Indehaverne kunne have udnyttet tilsvarende HTCC-tegningsoptioner tildelt i henhold til de respektive Programmer, og fastsættelsen af Tegningskursen kan således opdeles i tre kategorier, der relaterer sig til hver af de tre Programmer:	The Subscription Price under each Option shall be identical to the price for which the Holders could have exercised corresponding HTCC Options granted under the respective Programs and hence, the determination of the Subscription Price can be separated into three categories related to each of the three Programs:

Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til 2002-Ordningen (“Tegningsoptioner 1”):

Tegningskursen svarer til den i 2002-Ordningen nævnte “Udnyttelseskurs”, defineret som den kurs, hvortil en

Subscription Price related to Options substituting HTCC Options granted under the 2002 Plan (“Options 1”):

The Subscription Price shall be identical to the “Exercise Price” as mentioned in the 2002 Plan defined as the price at which an “Option” (as defined in the 2002 Plan) could have

“Tegningsoption” (som defineret i 2002-Ordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Udnyttelseskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:

•   USD 4,72 (for “Tegningsoptioner”, der udløber 1/1/12)

•   USD 7,46 (for “Tegningsoptioner”, der udløber 1/1/13)

Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til Bestyrelsesordningen (“Tegningsoptioner 2”):

Tegningskursen svarer til den i Bestyrelsesordningens pkt. 7 nævnte “Udnyttelseskurs”, defineret som den kurs, hvortil en “Tegningsoption” (som defineret i Bestyrelsesordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Udnyttelseskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:

•   USD 6,00 (for “Tegningsoptioner”, der udløber 5/24/09)

•   USD 6,21 (for “Tegningsoptioner”, der udløber 5/24/10)

•   USD 6,49 (for “Tegningsoptioner”, der udløber 5/20/11)

•   USD 5,78 (for “Tegningsoptioner”, der udløber 5/21/12)

•   USD 10,89 (for “Tegningsoptioner”, der udløber 5/21/13)

been exercised prior to its cancelation. The actual “Exercise Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

•   USD 4.72 (for “Options” expiring 1/1/12)

•   USD 7.46 (for “Options” expiring 1/1/13)

Subscription Price related to Options substituting HTCC Options granted under the Director Plan (“Options 2”):

The Subscription Price shall be identical to the “Exercise Price” as mentioned under Clause 7 in the Director Plan defined as the price at which an “Option” (as defined in the Director Plan) could have been exercised prior to its cancelation. The actual “Exercise Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

•   USD 6.00 (for “Options” expiring 5/24/09)

•   USD 6.21 (for “Options” expiring 5/24/10)

•   USD 6.49 (for “Options” expiring 5/20/11)

•   USD 5.78 (for “Options” expiring 5/21/12)

•   USD 10.89 (for “Options” expiring 5/21/13)

Tegningskurs for Tegningsoptioner, der erstatter HTCC-tegningsoptioner tildelt i henhold til 2004-Ordningen (“Tegningsoptioner 3”):

Tegningskursen svarer til den i 2004-Ordningen nævnte “Optionskurs”, defineret som den kurs, hvortil en “Tegningsoption” (som defineret i 2004-Ordningen) kunne være udnyttet forud for annulleringen heraf. Den faktiske “Optionskurs” (og dermed Tegningskursen for en Aktie) fremgår af de aftaler, som Indehaverne har modtaget i forbindelse med tildelingen af “Tegningsoptionerne”, og er som følger:

•   USD 9,39 (for “Tegningsoptioner”, der udløber 12/31/13)

•   USD 13,01 (for “Tegningsoptioner”, der udløber 1/02/15)

•   USD 15,62 (for “Tegningsoptioner”, der udløber 1/02/16)

•   USD 14,64 (for “Tegningsoptioner”, der udløber 1/01/17)

•   USD 17,14 (for “Tegningsoptioner”, der udløber 1/01/18)

•   USD 7,70 (for “Tegningsoptioner”, der udløber 1/05/19)

Subscription Price related to Options substituting HTCC Options granted under the 2004 Plan (“Options 3”):

The Subscription Price shall be identical to the “Option Price” as mentioned in the 2004 Plan defined as the price at which an “Option” (as defined in the 2004 Plan) could have been exercised prior to its cancelation. The actual “Option Price” (and hence the Subscription Price of a Share) is stated in the individual written agreements provided to the Holders in connection with the grant of the “Options” and is as follows:

•   USD 9.39 (for “Options” expiring 12/31/13)

•   USD 13.01 (for “Options” expiring 1/02/15)

•   USD 15.62 (for “Options” expiring 1/02/16)

•   USD 14.64 (for “Options” expiring 1/01/17)

•   USD 17.14 (for “Options” expiring 1/01/18)

•   USD 7.70 (for “Options” expiring 1/05/19)

4.3	Tegningskursen fastsættes af Selskabet i euro, således at Tegningskursen svarer til de i pkt. 4.2 ovenfor anførte beløb i USD omregnet til euro på grundlag af den Europæiske Centralbanks valutakurser på det tidspunkt, hvor	The Subscription Price shall be determined in Euros and so, the Subscription Price shall be the USD amounts as stated above in clause 4.2 converted to Euro based on the European Central Bank’s exchange rate on the date of the specific

	Indehaveren giver meddelelse om udnyttelses af Tegningsoptioner (som nævnt i pkt. 5.2, 6.2, 7.4, 8.4 osv.). Reguleringsmekanismerne i pkt. 9 kan dog medføre en ændring af Tegningskursen. Uanset ovenstående kan Indehavere afregne købesummen til Selskabet i amerikanske dollar, idet Selskabet derefter kan vælge at omveksle de amerikanske dollar til euro.	notification regarding exercise of Options from the Holder (as mentioned in Clause 5.2, 6.2, 7.4, 8.4 etc.), as calculated by the Company. The adjustment mechanisms set out in Clause 9 may result in an amendment of the Subscription Price. Notwithstanding the foregoing, Holders may pay the purchase price to the Company in U.S. Dollars, with the Company then undertaking the exchange of such U.S. Dollars to Euros at its discretion.

4.4	Mindstebeløbet af kapitalforhøjelserne, der kan tegnes på grundlag af Tegningsoptionerne, er nominelt EUR 0,01, og maksimumbeløbet er nominelt EUR 5.950, dog således at reguleringsmekanismerne i pkt. 9 kan resultere i et højere eller lavere beløb.	The minimum amount of the capital increases which may be subscribed for on the basis of the Options is nominally EUR 0.01 and the maximum amount is nominally EUR 5,950. However, the adjustment mechanisms set out in Clause 9 may result in a lower or higher amount.

5.	ORDINÆR UDNYTTELSE AF TEGNINGSOPTIONER	ORDINARY EXERCISE OF OPTIONS

5.1	Tegningsoptionerne kan til enhver tid udnyttes helt eller delvist inden deres udløbsdato som anført i dette Bilag (“Udnyttelsesperioden”). Tegningsoptioner, der ikke er udnyttet inden udgangen af Udnyttelsesperioden i overensstemmelse med pkt. 5.2, bortfalder automatisk og uden kompensation ved udløbet af Udnyttelsesperioden.	The Options may be exercised from time to time, in whole or in part, only limited by the expiry of the Options as provided for in this Appendix (the “Exercise Period”). Options not exercised before the expiry of the relevant Exercise Period and in accordance with Clause 5.2 shall automatically and without compensation or further action be cancelled as per the expiry of the Exercise Period.

5.2	Såfremt en Indehaver ønsker at udnytte tildelte Tegningsoptioner, skal Indehaveren fremsende skriftlig meddelelse herom til Selskabet. Meddelelsen skal indeholde oplysninger om antallet af Tegningsoptioner, som Indehaveren ønsker at udnytte og evt. oplysninger om Indehaverens værdipapirdepot, hvortil de erhvervede Aktier skal overføres. Meddelelsen skal være Selskabet i hænde (i overensstemmelse med pkt. 11.5) inden udløbet af Udnyttelsesperioden. Senest 7 dage efter afgivelsen af den skriftlige meddelelse om udnyttelse af Tegningsoptionerne skal Indehaveren (i) indbetale et kontant beløb (“Tegningsbeløbet”) på en af Selskabet anvist bankkonto og (ii) et beløb svarende til eventuel indeholdelsespligtig skat, som Indehaveren som minimum skal betale af en gevinst ved udnyttelsen af Tegningsoptionerne (“det Indeholdelsespligtige Beløb”). Tegningsbeløbet skal svare til Tegningskursen (evt. reguleret i henhold til pkt. 9) ganget med antallet af udnyttede Tegningsoptioner.	If a Holder wishes to exercise Options, the Holder shall submit written exercise notice thereof to the Company. The notice shall include information regarding the number of the Holder’s Options which are being exercised and – if applicable – information regarding the Holder’s security deposit to which the acquired Shares shall be transferred. Notices must be received by the Company (in accordance with Clause 11.5) before the end of the Exercise Period to be effective. No later than seven calendar days after the date of the written notice of exercise of Options, the Holder shall (i) pay a cash amount (“the Subscription Amount”) to a bank account designated by the Company and (ii) an amount equal to the minimum withholding taxes at the individual Holder’s applicable tax rate – if any - required in respect of the income recognized by the Holder in connection with the exercise of the Options (such amount, the “Withholding Amount”). The Subscription Amount shall equal to the Subscription Price (adjusted in accordance with Clause 9, if applicable) multiplied by the number of Options exercised.

5.3	Såfremt en Indehaver udnytter Tegningsoptioner helt eller delvist i overensstemmelse med dette Bilag, skal de dertil knyttede Aktier leveres til Indehaveren, så hurtigt som det er praktisk muligt, dog tidligst når Aktierne er registreret i Erhvervs- og Selskabsstyrelsen og Værdipapircentralen (hvilket kan tage 7 kalenderdage, efter at Selskabet	If a Holder exercises Options, in part or in whole, in accordance with this Appendix, the corresponding Shares shall be delivered to the Holder as promptly as reasonably practicable. However, the Shares shall not be delivered before they are registered with the Danish Commerce and Companies Agency and Værdipapircentralen (VP

	har modtaget meddelelsen om udnyttelse og Tegningsbeløbet samt (evt.) det Indeholdelsespligtige Beløb fra Indehaveren.	Securities Services) (which may take 7 calendar days after the Company has received the exercise notice and payment of the Subscription Amount and (if applicable) the Withholding Amount from the Holder).

5.4	For god ordens skyld er alle Tegningsoptioner modnet fuldt ud.	For the avoidance of doubt, all Options are fully vested.

6.	DIFFERENCEAFREGNING	CASHLESS EXERCISE

6.1	Uanset bestemmelserne i pkt. 5 ovenfor kan en Indehaver udnytte udvalgte Tegningsoptioner ved differenceafregning (“Differenceafregning”), således at Selskabet i stedet for at levere de Aktier, der knytter sig til de udnyttede Tegningsoptioner, betaler Indehaveren et kontantbeløb svarende til differencen mellem Markedskursen (som defineret i pkt. 10) pr. Aktie og Tegningsbeløbet (idet dette kontantbeløb straks skal returneres til Selskabet til opfyldelse af Indehaverens forpligtelse til at betale Tegningsbeløbet og det Indeholdelsespligtige Beløb for alle de Tegningsoptioner, der samtidigt udnyttes af Indehaveren). En Indehavers udnyttelse af Tegnings- optioner ved Differenceafregning er dog begrænset til det beløb, der er nød- vendigt for at dække Tegningsbeløbet og (evt.) det Indeholdelsespligtige Beløb for alle Tegningsoptioner, der samtidig udnyttes af Indehaveren. Tegningsoptioner, der udnyttes ved Differenceafregning, bortfalder som følge af Differenceafregningen.	Irrespective of the above mentioned provisions in Clause 5, a Holder may exercise selected Options through a cashless exercise (“Cashless Exercise”) so that the Company, instead of delivering the Shares corresponding to exercised Options, pays the Holder a cash amount corresponding to the difference between the Fair Market Price (as defined in Clause 10) per Share and the Subscription Amount (on the understanding that such cash amount shall immediately be returned to the Company to satisfy the Holder’s obligation to pay the Subscription Amount and the Withholding Amount of all Options simultaneously exercised by the Holder). However, a Holder’s exercise of Options through a Cashless Exercise is limited to an amount necessary to pay the Subscription Amount and (if applicable) the Withholding Amount of all Options simultaneously exercised by the Holder. The Options exercised through a Cashless Exercise are cancelled as a consequence of the Cashless Exercise.

6.2	Såfremt en Indehaver ønsker at udnytte Tegningsoptioner ved Differenceafregning, skal Indehaveren underrette Selskabet herom i meddelelsen om udnyttelse som beskrevet i pkt. 5.2.	If a Holder wishes to exercise Options through a Cashless Exercise, the Holder shall notify the Company at the time of the exercise notice to the Company as described in Clause 5.2.

7.	ANSÆTTELSESFORHOLDETS OPHØR	TERMINATION OF EMPLOYMENT

7.1	Uanset bestemmelserne i pkt. 5.1 om hel eller delvis udnyttelse af Tegningsoptionerne skal følgende bestemmelser i nærværende pkt. 7 gælde for Indehavernes Tegningsoptioner og ret til udnyttelse i forbindelse med fratræden som medarbejder i et HTCC-koncernselskab (“HTCC-koncernselskab”), dog således at bestyrelsen til enhver tid med Indehaverens accept kan ændre disse vilkår (idet alle forudgående aftaler mellem HTCC og en Indehaver fortsat skal gælde). HTCC har dog accepteret, at en eller flere af Indehaverne ikke er omfattet af disse vilkår.	Notwithstanding the provisions mentioned in Clause 5.1 regarding exercise of Options from time to time, in whole or in part, the following provisions below in this Clause 7 shall apply regarding the Holder’s Options and right to exercise Options in connection with a termination of the Holder’s employment with a company in the HTCC Group (an “HTCC Group Company”) whereby the Holder ceases to be an employee of any HTCC Group Company; provided that the Board may agree to modify these terms upon the agreement with any Holder from time to time (and all prior agreements of HTCC with any Holder shall remain binding and applicable hereto; it being understood that HTCC has agreed to exempt one or more of the Holders from the terms hereof).

7.2	Følgende skal gælde for retten til at udnytte Tegningsoptioner, når en Indehaver ophører med at være ansat hos et HTCC-koncernselskab:	The following shall apply to the Holder’s right to exercise Options when a Holder ceases to be an employee of any HTCC Group Company:

a)	Såfremt en Indehavers ansættelsesforhold hos et HTCC-	If the employment of a Holder with the HTCC Group Company is terminated for reasons other than (i) death, (ii)

	koncernselskab ophører som følge af andre forhold end (i) død, (ii) fratrædelse med “Gyldig Grund” (som defineret i pkt. 7.3 nedenfor), (iii) pensionering, eller (iv) Indehaverens opsigelse, kan Indehaverens Tegningsoptioner udnyttes til enhver tid inden for en periode på tre år efter ansættelsesforholdets ophør, dog således at Tegningsoptionerne ikke kan udnyttes på noget tidspunkt efter deres udløbsdato i henhold til dette Bilag.	discharge for “Cause” (as defined below in Clause 7.3), (iii) retirement, or (iv) resignation, such Holder’s Options may be exercised at any time within three years after such termination, except that the Options shall not be exercisable on any date beyond the expiration date of the Options, as provided for in this Appendix.

b)	Såfremt en Indehavers ansættelsesforhold hos et HTCC-koncernselskab ophører med Gyldig Grund (som defineret i pkt. 7.3 nedenfor), udløber alle Indehaverens Tegningsoptioner og enhver rettighed i henhold til Tegningsoptionerne ophører automatisk uden kompensation.	If the employment of a Holder with the HTCC Group Company is terminated for Cause (as defined below in Clause 7.3), all the Holder’s Options shall expire and any rights thereunder shall automatically terminate without compensation.

c)	Såfremt en Indehaver, som ikke ved fratræden er omfattet af et HTCC-koncernselskabs pensionsordning (i) fratræder sin stilling på grund af egen opsigelse eller (ii) afgår ved døden enten under sin ansættelse hos HTCC-koncernselskabet eller efter ansættelsesforholdets ophør (og ophøret ikke sker med Gyldig Grund (som defineret i pkt. 7.3 nedenfor)) inden Indehaveren har udnyttet sine Tegningsoptioner, kan Indehaverens Tegningsoptioner udnyttes af henholdsvis Indehaveren eller dennes personlige stedfortræder/repræsentant når som helst inden for tre år efter fratrædelsen, dog således at Tegningsoptionerne ikke kan udnyttes på noget tidspunkt efter deres udløbsdato i henhold til dette Bilag.	If a Holder who is not eligible to retire under any HTCC Group Company pension plan (i) terminates employment due to resignation or (ii) dies either while in the employ of the HTCC Group Company or after termination of such employment (other than discharge for Cause (as defined below in Clause 7.3)) prior to exercising his Options, such Holder’s Options may be exercised by the Holder or by his personal representative, respectively, at any time within three years after such resignation, except that the Options shall not be exercisable on any date beyond the expiration date of the Options, as provided for in this Appendix.

d)	Såfremt en Indehaver, som ved fratræden er omfattet af et HTCC-koncernselskabs pensionsordning afgår ved døden uden at have udnyttet sine Tegningsoptioner, kan Tegningsoptionerne udnyttes af Indehaverens personlige stedfortræder/repræsentant når som helst inden Tegningsoptionernes udløbsdato i henhold til dette Bilag.	If a Holder who is eligible to retire under any HTCC Group Company pension plan die prior to exercising his Options, such Holder’s Options may be exercised by the Holder’s personal representative at any time prior to the expiration date of the Options, as provided for in this Appendix.

e)	Såfremt en Indehaver, som er fratrådt og ved fratrædelsen var omfattet af et HTCC-koncernselskabs pensionsordning, afgår ved døden uden at have udnyttet alle sine Tegningsoptioner, kan Tegningsoptionerne udnyttes af Indehaverens personlige stedfortræder/repræsentant når som helst inden Tegningsoptionernes udløbsdato i henhold til dette Bilag.	If a Holder who has retired when eligible to retire under any HTCC Group Company pension plan dies prior to exercising all of his Options, then such Options may be exercised by the Holder’s personal representative at any time prior to the expiration date of the Options, as provided for in this Appendix.

f)	Såfremt en Indehaver med ret til at udnytte Tegningsoptioner afgår ved døden inden for en periode på 180 dage inden Tegningsoptionernes udløbsdato i henhold til dette Bilag, og såfremt Tegningsoptionerne er udløbet uden at være blevet udnyttet, modtager Indehaverens personlige stedfortræder/repræsentant et kontant beløb fra Selskabet svarende til forskellen mellem Aktiernes Markedskurs (som defineret i pkt. 10) fastsat på Tegningsoptionernes udløbsdato og Tegningsbeløbet samt eventuelle Indeholdelsespligtige Beløb. Indehaverens Tegningsoptioner annulleres som følge af betalingen af dette kontante beløb til den personlige stedfortræder/repræsentant.	If a Holder entitled to exercise Options dies within 180 days before the expiry date of the Options, as provided for in this Appendix, and if the Options expired without being exercised, the Holder’s personal representative shall receive in settlement a cash payment from the Company corresponding to an amount, if any, equal to the difference between the Fair Market Price (as defined in Clause 10) of the Shares (determined on the expiration date of the Options) and the Subscription Amount and (if applicable) the Withholding Amount of the Holder’s Options. The Holder’s Options are cancelled as a consequence of this cash payment to the personal representative.

g)

Såfremt en Indehavers ansættelsesforhold hos HTCC Koncernen ophører (bortset fra ophør med Gyldig Grund, som reguleres af pkt. 7.2(b)) og Indehaveren ved fratrædelsen er omfattet af et HTCC-koncernselskabs pensionsordning, kan Tegnings-

optionerne udnyttes til enhver tid inden deres udløbsdato i henhold til dette Bilag. Såfremt en Indehaver modtager fratrædelsesgodtgørelse fra et HTCC-koncernselskab og er berettiget til at fratræde i den periode, hvor godtgørelsen udbetales, kan alle Indehaverens Tegningsoptioner udnyttes til enhver tid inden deres udløbsdato i henhold til dette Bilag.

If a Holder’s employment with the HTCC Group terminates (except for a termination for Cause which is governed by clause 7.2(b) and the Holder is eligible to retire under any HTCC Group Company pension plan, the Options may be exercised at any time prior to the expiration date of such Options, as provided for in this Appendix. If a Holder receives severance payment from an HTCC Group Company and becomes eligible to retire during the severance payment period, all of the Holder’s Options may be exercised at any time prior to the expiration date of the Options, as provided for in this Appendix.

7.3	Såfremt udtrykket ikke er defineret i en individuel aftale gældende for Indehaveren, skal “Gyldig Grund” forstås som ophør af en Indehavers ansættelsesforhold som følge af dennes (1) grove misligholdelse, som økonomisk eller på anden måde er til skade for et HTCC-koncernselskab, (2) uretmæssige tilegnelse af midler, (3) afgivelse af urigtige oplysninger i ond tro til et HTCC-koncernselskabs bestyrelsesmedlemmer eller ledende medarbejdere vedrørende HTCC-koncernselskabets forretningsforhold, (4) grove uagtsomhed i forbindelse med udførelse af sit hverv, som har eller med rimelighed kan forventes at have en	If not defined in any individual agreement applicable to a Holder, then “Cause” shall mean the termination of a Holder’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to an HTCC Group Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of an HTCC Group Company regarding matters relating to the business of the HTCC Group Company, (4) gross negligence in the performance of the Holder’s duties that has or may reasonably be expected to have an adverse effect on the business, operations, assets, properties

	skadelig virkning på HTCC-koncernselskabets virksomhed, drift, aktiver, ejendomme eller finansielle stilling, (5) alvorlige forbrydelse eller anden forbrydelse, som indebærer moralsk fordærv, eller (6) udøvelse af konkurrerende virksomhed i forhold til et HTCC-koncernselskab. Hvorvidt en Indehavers ansættelsesforhold er ophørt med Gyldig Grund, afgøres alene af HTCC-koncernselskabet.	or financial condition of the HTCC Group Company, (5) commission of a felony or any crime involving moral turpitude, or (6) entering into competition with an HTCC Group Company. The determination of whether a Holder’s employment was terminated for Cause shall be made by the HTCC Group Company in its sole discretion.

7.4	Såfremt en Indehaver eller eventuelt dennes personlige stedfortræder/repræsentant er berettiget til at udnytte Tegningsoptioner i overensstemmelse med ovenstående bestemmelser, skal Indehaveren eller den personlige stedfortræder/repræsentant fremsende en skriftlig meddelelse om udnyttelse til Selskabet og betale Tegningsbeløbet samt eventuelt det i pkt. 5.2 beskrevne Indeholdelsespligtige Beløb (eller på anden måde benytter sig af muligheden for Differenceafregning).	If the Holder or the personal representative of a Holder, as the case may be, can exercise Options in accordance with the above clauses, the Holder or the personal representative of a Holder, as the case may be, shall submit written exercise notice to the Company and pay the Subscription Amount and (if applicable) the Withholding Amount described in Clause 5.2 (or otherwise use the Cashless Exercise).

7.5	Såfremt en Indehaver eller en Indehavers personlige stedfortræder/repræsentant er berettiget til at udnytte Tegningsoptioner i henhold til dette pkt. 7, men ikke helt eller delvist udøver denne ret, eller ikke fremsender meddelelse om udnyttelse og indbetaler Tegningsbeløbet og eventuelt Det Indeholdelsespligtige Beløb i overensstemmelse med pkt. 7.4, annulleres Indehaverens ikke-udnyttede Tegningsoptioner automatisk og uden kompensation.	If a Holder or the personal representative of a Holder is entitled to exercise Options pursuant to this Clause 7, but does not make use of this right, in whole or in part, or does not submit notice regarding the exercise and pays the Subscription Amount and (if applicable) Withholding Amount in accordance with Clause 7.4, the Holder’s non-exercised Options shall automatically and without compensation be cancelled.

7.6	Bestemmelserne i pkt. 7 er i deres helhed betinget af pkt. 8.	The foregoing terms of Clause 7 shall be subject in their entirety to Clause 8.

8.	OVERGANG AF BESTEMMENDE INDFLYDELSE I SELSKABET	CHANGE OF CONTROL OF THE COMPANY

8.1	Såfremt der sker (i) en “Overgang af Bestemmende Indflydelse” som defineret nedenfor i pkt. 8.2, og (ii) Selskabet er det ikke-fortsættende selskab (“Ikke-fortsættende Selskab”), og såfremt det fortsættende selskab (“Fortsættende Selskab”), der opnår kontrol med Selskabet, ikke overtager Tegningsoptionerne eller erstatter Tegningsoptionerne med tilsvarende optioner på værdipapirer i det Fortsættende Selskab eller dets tilknyttede selskaber, skal Selskabet give meddelelse herom til Indehaveren, der kan udnytte Optionerne i overensstemmelse med pkt. 8.3-8.6 nedenfor.	In the event of (i) a “Change of Control” as defined below in Clause 8.2 and (ii) the Company in connection with the Change of Control is the non-surviving company (the “Non-surviving Company”) and when the surviving corporation (“Surviving Corporation”) acquiring the control of the Company does not assume the Options, or does not substitute equivalent equity options relating to securities in the Surviving Corporation or its affiliates for such Options, the Company shall submit notice to the Holder and Holder can exercise the Options in accordance with the provisions below in Clause 8.3-8.6.

	Såfremt der sker en Overgang af Bestemmende Indflydelse, hvor Selskabet er det Fortsættende Selskab, eller hvor det selskab, der opnår kontrol med Selskabet, overtager Tegningsoptionerne eller erstatter Tegningsoptionerne med tilsvarende optioner på værdipapirer i det Fortsættende Selskaber eller dets tilknyttede selskaber, skal alle Tegningsoptioner (eller optioner, der erstatter disse) fortsat være underlagt vilkårene og betingelserne i dette Bilag (eller tilsvarende vilkår og betingelser). Denne situation er således ikke dækket af nedenstående bestemmelser.	If in the event of a Change of Control when the Company is the Surviving Corporation or when the corporation acquiring the control of the Company assumes the Options, or does substitutes equivalent equity options relating to securities in the Surviving Corporation or its affiliates for such Options, all Options (or substitutes therefore) shall remain and be governed by the present terms and provisions of this Appendix (or by terms and provisions similar hereto). Hence, this situation is not covered by the provisions below.

	I en periode på fireogtyve (24) måneder efter en Overgang af Bestemmende Indflydelse, kan dette Bilag ikke bringes til ophør (medmindre det erstattes af et andet bilag eller en anden aftale, hvorved Indehaverne opnår tilsvarende vilkår og betingelser), og dette Bilag (eller bilaget eller aftalen, der erstatter dette) skal i denne periode administreres således, at Indehaverne opnår vilkår og betingelser, der svarer til dem, der var gældende forud for Overgangen af Bestemmende Indflydelse. Enhver ændring og ethvert bortfald af vilkår og betingelser i dette Bilag forud for en Overgang af Bestemmende Indflydelse, der (i) er foranlediget af en tredjemand, som har tilkendegivet et ønske om eller truffet foranstaltninger med henblik på at gennemføre en Overgang af Bestemmende Indflydelse, (ii) eller som i øvrigt gennemføres i forbindelse med eller i forventning om en Overgang af Bestemmende Indflydelse, er ugyldig og virkningsløs i enhver henseende.	For a period of twenty-four (24) months following a Change of Control, this Appendix shall not be terminated (unless replaced by an other appendix or agreement providing the Holders with comparable terms and conditions) and during such period this Appendix (or such replacement appendix or agreement) shall be administered in a manner such that will provide the Holders with terms and conditions generally comparable to those provided prior to the Change of Control. Any amendment or termination of terms and conditions under this Appendix prior to a Change of Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, shall be null and void and shall have no effect whatsoever.

8.2	Følgende begivenheder anses for overgang af bestemmende indflydelse (“Overgang af Bestemmende Indflydelse”):	The following events shall be considered a change of control event or situation (“Change of Control”):

A.	Såfremt en “Person” (som defineret i Exchange Act (den amerikanske børslov) § 13(d) eller § 14(d)) ad én eller flere omgange opnår “Ejendomsretten” (som defineret i Exchange	The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated

	Act (den amerikanske børslov) Rule 13d-3) til femogtredive procent (35%) eller mere af de stemmerettigheder, der knytter sig til Selskabets stemmeberettigede værdipapirer.	under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities;

B.	Såfremt de personer, der pr. februar 2009 er bestyrelsesmedlemmer i Selskabet (den “Siddende Bestyrelse”), uanset årsag ophører med at udgøre over halvdelen af Selskabets bestyrelse, dog således at hvis mindst 2/3 af den Siddende Bestyrelse har godkendt et nyt bestyrelsesmedlem, der er valgt eller anbefalet af Selskabets Aktionærer, skal dette nye bestyrelsesmedlem i dette Bilag anses for medlem af den Siddende Bestyrelse, idet dette dog ikke omfatter personer, der vælges første gang som følge af en faktisk eller varslet afstemning med henblik på at vælge eller afsætte bestyrelsesmedlemmer eller som følge af anden faktisk eller varslet indhentelse af stemmefuldmagter eller samtykkeerklæringer foretaget af eller på vegne af andre end Selskabets bestyrelse.	The individuals who, as of February 2009, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s Shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Appendix, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

C.	Såfremt der sker en fusion eller sammenlægning af Selskabet, hvorved Selskabets aktionærer - der råder over alle stemmerettighederne i Selskabet på fusions- eller sammenlægningstidspunktet - ikke direkte eller indirekte opnår mindst femogtres procent (65%) af samtlige stemmerettigheder i det selskab, der er et resultat af	A merger or consolidation of the Company by which shareholders of the Company - holding the total voting rights of the Company at the time of such merger or consolidation - do not obtain, directly or indirectly, minimum sixty-five percent (65%) of the total voting rights of the corporation resulting from such merger or consolidation of the

	fusionen eller sammenlægningen af Selskabet (“Fusionsselskabet”). Uanset, at der gennemføres en fusion eller sammenlægning af Selskabet, hvorved Selskabets aktionærer faktisk opnår femogtres procent (65%) eller mere af stemmerettighederne i Fusionsselskabet, anses det for en Overgang af Bestemmende Indflydelse, såfremt stemmerettighederne blandt Fusionsselskabets fortsættende aktionærer ikke fordeles i hovedsagelig samme forhold i Fusionsselskabet som oprindeligt fordelt blandt Selskabets aktionærer.	Company (the “Merger Corporation”). Notwithstanding, a merger or consolidation of the Company by which the shareholders of the Company do actually obtain sixty-five percent (65%) or more of the total voting rights of the Merger Corporation, it shall be considered a Change of Control, if the voting rights between the continuing shareholders of the Merger Corporation are not allocated in substantially the same proportions in the Merger Corporation as originally allocated between the same shareholders in the Company;

D.	Såfremt der træffes beslutning om at godkende en fuldstændig likvidation eller opløsning af Selskabet, hvorved Selskabet ophører med at eksistere.	Approval of a complete liquidation or dissolution of the Company, whereby the Company ceases to exist;

E.	Såfremt der indgås en aftale om salg eller afhændelse af alle eller i det væsentlige alle Selskabets aktiver, medmindre aftalen indgås med et helejet datterselskab i HTCC-koncernen.	An agreement concerning the sale or other disposition of all or substantially all of the assets of the Company other than to a wholly owned subsidiary within the HTCC Group;

F.	Såfremt der træffes beslutning om at spalte Selskabet, hvorved størstedelen af Selskabets aktiver udskilles, medmindre udskillelsen sker til et helejet datterselskab i HTCC-koncernen.	A demerger of the Company whereby the majority of the Company’s assets is transferred other than to a wholly owned subsidiary within the HTCC Group; or

G.	Såfremt der træffes beslutning om at gennemføre en aktieombytning i Selskabet, hvorved de aktionærer, der på tidspunktet for aktieombytningen råder over alle stemmerettighederne i Selskabet, ikke direkte eller indirekte	A share exchange of shares in the Company by which shareholders of the Company - holding the total voting rights of the Company at the time of such share exchange - do not obtain, directly or indirectly, more than sixty-five

	opnår over femogtres procent (65%) af samtlige stemmerettigheder i det selskab, der opstår som et resultat af aktieombytningen (det “Aktieombyttende Selskab”). Uanset, at der gennemføres en aktieombytning i Selskabet, hvorved Selskabets aktionærer faktisk direkte eller indirekte opnår mindst femogtres procent (65%) af stemmerettighederne i det Aktieombyttende Selskab, anses det for en Overgang af Bestemmende Indflydelse, såfremt de fortsættende aktionærers stemmerettigheder i det Aktieombyttende Selskab ikke fordeles i hovedsagelig samme forhold i det Aktieombyttende Selskab som oprindeligt fordelt blandt Selskabets aktionærer.	percent (65%) of the total voting rights of the corporation resulting from such share exchange of shares in the Company (the “Share Exchange Corporation”). Notwithstanding, a share exchange of shares in the Company by which the shareholders of the Company do actually obtain, directly or indirectly, more than sixty-five percent (65%) or more of the total voting rights of the Share Exchange Corporation, it shall be considered a Change of Control, if the voting rights between the continuing shareholders of the Share Exchange Corporation are not allocated in substantially the same proportions in the Share Exchange Corporation as originally allocated between the same shareholders in the Company.

8.3	I overensstemmelse med pkt. 8.1, såfremt der påtænkes en Overgang af Bestemmende Indflydelse som defineret i pkt. 8.2 med Selskabet som det Ikke-fortsættende Selskab, og såfremt det Fortsættende Selskab, der opnår kontrol med Selskabet, ikke ønsker at overtage Tegningsoptionerne, skal Selskabet give skriftlig meddelelse til Indehaveren om den påtænkte Overgang af Bestemmende Indflydelse.	In accordance with Clause 8.1 if a Change of Control as defined in Clause 8.2 is contemplated with the Company as the Non-surviving Company and when the Surviving Corporation acquiring the control of the Company, does not wish to assume the Options, the Company shall submit written notice to the Holder regarding the contemplated Change of Control.

8.4	Såfremt en Indehaver ønsker at udnytte Tegningsoptioner, skal Indehaveren give Selskabet skriftlig meddelelse herom og indbetale Tegningsbeløbet samt det eventuelle Indeholdelsespligtige Beløb som anført i pkt. 5.2 (eller i øvrigt benytte sig af muligheden for Differenceafregning).	If a Holder wishes to exercise Options, the Holder shall submit written exercise notice thereof to the Company and pay the Subscription Amount and (if applicable) Withholding Amount described in Clause 5.2 (or otherwise use the Cashless Exercise). The notice from the Holder

	Meddelelsen fra Indehaveren samt Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb skal være Selskabet i hænde senest 21 kalenderdage efter afgivelsen af den i pkt. 8.3 nævnte meddelelse fra Selskabet.	and the Subscription Amount and (if applicable) Withholding Amount shall be received by the Company within 21 calendar days after the notice from the Company referred to above in Clause 8.3 has been submitted.

8.5	Såfremt en Indehaver har ret til at udnytte Tegningsoptioner i henhold til nærværende pkt. 8, men giver helt eller delvist afkald på denne rettighed, eller undlader at afgive meddelelse om udnyttelse eller indbetale Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb i overensstemmelse med pkt. 8.4, bortfalder Indehaverens ikke-udnyttede Tegningsoptioner automatisk og uden kompensation ved udløbet af den i pkt. 8.4 anførte frist, jf. dog pkt. 8.6 nedenfor.	If a Holder is entitled to exercise Options pursuant to this Clause 8, but renounces such right, in whole or in part, or does not submit notice regarding the exercise and pays the Subscription Amount and (if applicable) Withholding Amount in accordance with Clause 8.4, the Holder’s non-exercised Options shall automatically and without compensation be cancelled as per the expiry of the time-limit set out in Clause 8.4, cf. however, below in Clause 0.

8.6	Såfremt en Indehaver afgiver meddelelse om udnyttelse af Tegningsoptioner som følge af en påtænkt Overgang af Bestemmende Indflydelse i henhold til pkt. 8.4, og den påtænkte Overgang af Bestemmende Indflydelse ikke gennemføres i forlængelse af Selskabets meddelelse herom, anses Indehaverens meddelelse for ikke-afgivet, og Indehaverens Tegningsoptioner berøres ikke heraf, i det omfang den til Tegningsoptionerne knyttede kapitalforhøjelse endnu ikke er registreres hos Erhvervs- og Selskabsstyrelsen. I dette tilfælde skal Selskabet tilbagebetale Tegningsbeløbet og det eventuelle Indeholdelsespligtige Beløb uden rente så hurtigt som muligt og under alle om	If a Holder submits notice regarding exercise of Options due to a contemplated Change of Control under Clause 8.4, and the Change of Control event is not implemented in continuation of the Company’s notice regarding the Change of Control, the Holder’s notice shall be deemed non-submitted and the Holder’s Options shall remain unchanged to the extent that the capital increase related to the Options has not yet been registered with the Danish Commerce and Companies Agency. Any paid Subscription Amount and (if applicable) Withholding Amount shall in this case be repaid without interest by the Company as soon as possible and within 10 calendar days after it becomes clear that the

	stændigheder inden for 10 kalenderdage efter, at det står klart, at den påtænkte Overgang af Bestemmende Indflydelse ikke vil blive gennemført. Såfremt kapitalforhøjelsen allerede er registreret, anses Indehaverens meddelelse om udnyttelse for afgivet, uanset om den påtænkte Overgang af Bestemmende Indflydelse gennemføres eller ej.	Change of Control will not be implemented. If the capital increase is registered, the Holder’s notice regarding exercise shall be deemed submitted regardless of the non-implementation of the Change of Control event.

9.	REGULERING AF TEGNINGSKURSEN, AKTIEANTAL OG/ELLER AKTIETYPE VED ÆNDRINGER I SELSKABETS KAPITALFORHOLD	ADJUSTMENT OF THE SUBSCRIPTION PRICE, SHARE NUMBER AND/OR KIND OF SHARES IN CASE OF CHANGES of THE COMPANY’S CAPITAL STRUCTURE

9.1	Såfremt der gennemføres ændringer i Selskabets kapitalforhold, som indebærer en reduktion eller forøgelse af Tegningsoptionernes værdi, kan Selskabets bestyrelse (eller, såfremt Selskabet er et Ikke-fortsættende Selskab i en sådan transaktion, det Fortsættende Selskabs bestyrelse) efter omstændighederne vælge at foretage en regulering af Tegningskursen og/eller antallet af aktier, som kan tegnes ved udnyttelse af Tegningsoptionerne (“Aktieantallet”) og/eller typen af Aktier, som kan tegnes ved udnyttelse af Tegningsoptionerne, således at værdien af Tegningsoptionerne ikke påvirkes af ændringerne. De væsentligste eksempler på ændringer i Selskabets kapitalforhold er kapitalforhøjelse, kapitalnedsættelse, ekstraordinær udlodning af udbytte, udstedelse af fondsaktier, køb og salg af egne aktier, udstedelse af Tegningsoptioner, udstedelse af konvertible gældsbreve og fusion.	If changes to the capital structure of the Company are implemented causing the value of the Options to be increased or reduced, the Board of Directors of the Company (or if the Company is Non-surviving Company in any such transaction, the Board of Directors of the Surviving Corporation) may depending on the circumstances decide to make an adjustment of the Subscription Price and/or the number which may be subscribed for on the basis of the Options (the “Share Number”) and/or kind of Shares which may be subscribed for on the basis of the Options in order for the value of the Options to remain unaffected by the changes. Main examples of changes in the Company’s capital structure are capital increase, capital decrease, extraordinary distribution of dividend, issuance of bonus shares, purchase and sale of own shares, issuance of Options, issuance of convertible instruments and merger.

9.2	Da en eventuel regulering sker for at sikre, at værdien af Tegningsoptionerne ikke påvirkes af ændringer i Selskabets kapitalforhold, foretages der ingen regulering af Tegningskursen eller Aktieantallet som følge af kapitalforhøjelser, der gennemføres efter, at Tegningsoptionerne er blevet udnyttet.	As any adjustments are made in order for the value of the Options to remain unaffected by capital structure changes, no adjustment of the Subscription Price nor the Share Number shall be made as a result of the capital increases implemented when the Options are already exercised.

9.3	Uanset bestemmelserne i pkt. 9.1 ovenfor er reguleringen af Tegningskursen og/eller Aktieantallet og/eller typen af Aktier obligatorisk og skal foretages automatisk vedrørende Tegningsoptionerne for at sikre, at værdien af Tegningsoptionerne ikke påvirkes af ændringer i kapitalforholdene.	Irrespective of the above in Clause 9.1, the adjustment of the Subscription Price and/or the Share Number and/or the kind of Shares are compulsory and shall automatically be made concerning Options in order for the value of the Options to remain unaffected by capital structure changes.

10.	MARKEDSKURS	FAIR MARKET PRICE

10.1	Såfremt Aktiernes “Markedskurs” skal beregnes i forbindelse med en udnyttelse af Tegningsoptioner, skal markedskursen fastsættes i overensstemmelse med handelskursen for Aktierne eller Amerikanske Depotaktier udstedt på grundlag heraf, eller, såfremt Aktierne eller de Amerikanske Depotaktier ikke er børsnoteret, i overensstemmelse med en af Selskabets bestyrelse godkendt vurderingsmetode.	If the “Fair Market Price” of the Shares shall be calculated in connection with an exercise of Options, the fair market price shall be determined pursuant to the trading price of the Shares or American Depositary Shares issued on the basis thereof, or, if the Shares or American Depositary Shares are not listed, pursuant to a valuation methodology approved by the Board of Directors of the Company.

11.	DIVERSE	MISCELLANEOUS

11.1	Ingen aktionærstatus	No shareholder status

11.1.1	Indehaverne bliver ikke ved tildelingen af Tegningsoptioner aktionærer i Selskabet, og Indehaverne har således ikke ret til at modtage udbytte eller til at deltage i Selskabets generalforsamlinger grundet tildelingen af Tegningsoptioner.	The Holders do not become shareholders in the Company upon receipt of Options and thus, the Holders shall not be entitled to receive dividend or participate in the Company’s general meetings due to the grant of Options.

11.2	Ændring/justering af dette Bilag	Changes/amendments to this Appendix

11.2.1	Indholdet af dette Bilag, herunder vilkårene for udnyttelse af Tegningsoptioner, kan af Selskabets bestyrelse ændres og/eller justeres under forudsætning af, at sådanne ændringer og/eller justeringer ikke, samlet set, reducerer værdien af Tegningsoptionerne for Indehaverne, idet dette ville kræve deres samtykke.	The content of this Appendix, including the terms regarding exercise of Options may be changed and/or amended by the Company’s Board of Directors provided that such changes and/or amendments do not, seen as a whole, reduce the value of Options for the Holders, as this would require their consent.

11.3	Transport eller overdragelse af Tegningsoptioner	Assignment or transfer of Options

11.3.1	Tegningsoptionerne kan ikke gøres til genstand for udlæg, overdrages eller på anden måde overføres, hverken til eje eller sikkerhed, herunder i forbindelse med bodeling, uden forudgående skriftligt samtykke fra bestyrelsen. Tegningsoptionerne kan dog gå i arv til ægtefæller/samlevere og/eller børn eller andre livsarvinger og indgå i et uskiftet bo efter en afdød Indehaver under	The Options shall not, without the prior written consent of the Board of Directors of the Company, be taken in execution, assigned or otherwise transferred, whether for ownership or as security, including in connection with a division of property. However, the Options may be passed on as inheritance to a spouse/cohabitant and/or children or remoter issue and may be passed on to any person

	forudsætning af, at erhververen samtidig tiltræder enhver aftale om Tegningsoptionerne og/eller de underliggende Aktier, som den pågældende Indehaver har indgået.	retaining undivided possession of the estate left by a deceased Holder, provided that any such recipient at the same time accepts any agreement entered into by the relevant Holder regarding the Options and/or the underlying Shares.

11.3.2	I forbindelse med Overgang af Bestemmende Indflydelse eller anden form for omstrukturering eller reorganisering kan Selskabet overdrage eller på anden måde overføre Tegningsoptioner under forudsætning af, at erhververen (i) overtager Tegningsoptionerne eller (ii) tildeler Indehaverne nye optioner i det modtagende selskab eller et tilknyttet selskab på vilkår og betingelser svarende til de i dette Bilag anførte vilkår og betingelser.	In connection with a Change of Control or any other restructuring or reorganization the Company may assign or otherwise transfer Options provided that the recipient of the Options (i) assumes the Options or (ii) provides new options to the Holders in the recipient company or any affiliated company on terms and conditions equivalent to the terms and conditions of this Appendix.

11.3.3	Endvidere kan Selskabets bestyrelse eller en af denne udpeget person efter eget skøn vælge, at der skal udbetales et kontant beløb til hver Indehaver for Tegningsoptionerne ved gennemførelse af Overgangen af Bestemmende Indflydelse, opgjort på grundlag af den markedskurs, som indehaverne af Selskabets værdipapirer ville have modtaget ved en sådan Overgang. Indehavernes Tegningsoptioner annulleres som følge af den kontante betaling til Indehaverne.	In addition, the Board of Directors of the Company or its designee may, in its sole discretion, provide for a cash payment to be made to each Holder for the Options upon the consummation of the Change of Control, determined on the basis of the fair market value that would be received in such Change of Control by the holders of the Company’s securities. The Holders’ Options are cancelled as a consequence of this cash payment to the Holders.

11.4	Seneste udnyttelsesdato	Latest date of exercise.

	Eventuelle Tegningsoptioner, som ikke måtte være udnyttet inden deres respektive udløbsdatoer i henhold til dette Bilag, bortfalder automatisk uden varsel og uden kompensation.	Any Options not exercised within their respective expiry dates as provided for in this Appendix will lapse automatically, without notice and without compensation.

11.5	Meddelelser	Notices

11.5.1	Indehavernes meddelelser til Selskabet om alle forhold vedrørende dette Bilag, herunder meddelelser om udnyttelse af Tegningsoptioner, skal fremsendes skriftligt til Selskabets jurist.	The Holders’ notices to the Company regarding all issues relating to this Appendix, including notices regarding exercise of Options shall be made in writing to the General Counsel of the Company.

11.5.2	Alle meddelelser til en Indehaver om forhold vedrørende dette Bilag skal afgives af Selskabets bestyrelse og kan fremsendes til den adresse, som Indehaveren senest har oplyst om skriftligt. Indehaveren er ansvarlig for, at bestyrelsen er orienteret om Indehaverens aktuelle adresse. Selskabets bestyrelse kan bemyndige Selskabets direktion (og den, som direktionen måtte bemyndige) til at afgive meddelelser i henhold til dette Bilag.	All notices to a Holder regarding issues relating to this Appendix shall be submitted by the Company’s Board of Directors and may be submitted to the address which the Holder has most recently stated in writing. It is the Holder’s responsibility to keep the Board of Directors informed about the Holder’s current address The Company’s Board of Directors may authorise the Company’s management (and who the management may authorise) to submit notices pursuant to this Appendix.

11.6	Skattemæssige forhold	Tax issues

11.6.1	Hverken Selskabet eller dets tilknyttede selskaber skal svare skat i forbindelse med tegningen og/eller udnyttelsen	None of the Company and its affiliates shall be responsible for payment of any taxes associated with the subscription

	af Tegningsoptionerne, medmindre der er tale om lovpligtige skatter alene pålagt Selskabet eller dets tilknyttede selskaber. Indehaveren accepterer i forbindelse med tegningen alene at skulle svare skat, der ikke retmæssigt pålægges Selskabet eller dets tilknyttede selskaber alene.	for the Options and/or the exercise of the Options, except to the extent such taxes are legally imposed solely on the Company or its affiliates. Each Holder shall acknowledge, in connection with such Holder’s subscription, that such Holder is solely responsible for any such taxes that are not legally imposed solely on the Company or its affiliates.

11.7	Lovvalg og voldgift	Choice of law and arbitration.

11.7.1	Dette Bilag, herunder tegningen og udnyttelsen af Tegningsoptionerne, reguleres af dansk ret, dog således at danske præceptive regler, som måtte være fraveget i dette Bilag, alene skal gælde for Indehavere, som ville være omfattet af disse præceptive regler, uanset at andet lovvalg er aftalt.	This Appendix, including the subscription and the exercise of the Options, shall be governed by Danish law, provided, however, that Danish mandatory law deviated from in this Appendix shall only apply to Holders who would enjoy protection under such mandatory law regardless of choice of law to the contrary.

11.7.2	Tvister eller anden form for uoverensstemmelser, der udspringer af dette Bilag, herunder i forbindelse med tegningen eller udnyttelsen af Tegningsoptionerne, afgøres endeligt ved voldgift, jf. “Regler for behandling af sager ved Det Danske Voldgiftsinstitut”. Voldgiftsretten skal bestå af tre medlemmer, hvoraf et medlem skal være en dansk dommer. Alle medlemmer af voldgiftsretten udpeges i overensstemmelse med anførte regelsæt. Voldgiftsretten skal træffe afgørelse om sagsomkostninger, men omkostningerne skal fordeles således, at Selskabet fritager Indehaverne fra dækning af omkostninger, som overstiger de omkostninger, som Indehaverne ville skulle have afholdt, hvis tvisten var	Any dispute or disagreement arising out of this Appendix, including in relation to the subscription and exercise of Options, shall be finally settled by arbitration in accordance with the “Rules of Arbitration Procedure” of the Danish institute of arbitration (“Danish Arbitration”). The arbitration tribunal shall have three members, one of whom shall be a Danish judge. All members of the arbitration tribunal shall be appointed in accordance with the aforesaid rules of procedure. The arbitration tribunal shall decide on the legal costs, but the costs shall be distributed such that the Company exempts the Holders from any arbitration costs exceeding the costs which the Holders would have incurred if the dispute had been decided by the ordinary courts.

	blevet afgjort ved de almindelige domstole. Parterne er forpligtet til at hemmeligholde alle forhold vedrørende eventuelle voldgiftssager, herunder en voldgiftssags eksistens, dens genstand og voldgiftskendelsen.	The parties shall keep confidential all information about any arbitration proceedings, including the existence and subject-matter thereof, and the arbitration award.

11.8	Øvrige vilkår	Other terms

11.8.1	Med henvisning til aktieselskabslovens § 32, stk. 1, nr. 4-6 og 9, jf. § 40a, stk. 2, har Selskabets generalforsamling besluttet, at følgende vilkår i øvrigt skal være gældende i forbindelse med udstedelsen af Tegningsoptionerne og den senere erhvervelse af nye Aktier ved udnyttelse af Tegningsoptionerne:	With a reference to S. 32(1), no. 4-6 and 9, cf. S. 40a(2) of the Danish Companies Act, the general meeting of the Company has resolved that the following terms shall additionally apply in connection with the issuance of the Options and the subsequent subscription for new Shares when exercising the Options:

11.8.1.1	De nuværende aktionærer har ikke fortegningsret til Tegningsoptionerne, idet disse er udstedt til fordel for Indehaverne.	The current shareholders shall not have a pre-emptive right to Options as these are issued for the benefit of the Holders.

11.8.1.2	Tegningsoptionerne kan ikke gøres til genstand for udlæg, overdrages eller på anden made overføres, hverken til eje eller sikkerhed, herunder i forbindelse med bodeling, uden forudgående skriftligt samtykke fra bestyrelse og i overensstemmelse med bestemmelserne i pkt. 11.3.	The Options cannot be made the object of execution, be transferred or in any other way transported, neither as propriety nor as security, including in connection with a division of estates without the prior written consent from the Board of Directors and in accordance with the provisions in Clause 11.3.

11.8.1.3	Tegningsbeløbet og eventuelt Det Indeholdelsespligtige Beløb, som skal betales for nye Aktier udstedt ved udnyttelse af Tegningsoptionerne, indbetales kontant i henhold til pkt. 5.2 (eller i øvrigt ved udnyttelse af muligheden for Differenceafregning).	The Subscription Amount and (if applicable) the Withholding Amount to be paid for new Shares issued on the basis of Options shall be paid in cash in accordance with Clause 5.2 (or otherwise pursuant to the Cashless Exercise).

11.9	Nye Aktier udstedt på grundlag af Tegningsoptionerne skal noteres i Selskabets aktiebog.	New Shares issued on the basis of Options shall be registered and recorded in the Company’s share register.

11.9.1.1	Nye Aktier udstedt på grundlag af Tegningsoptioner skal være omsætningspapirer.	New Shares issued on the basis of Options shall be negotiable instruments.

11.9.1.2	For nye Aktier udstedt ved udnyttelse af Tegningsoptionerne skal der ikke gælde nogen fortegningsret ved fremtidige kapitalforhøjelser.	There shall be no pre-emptive rights in respect of new Shares issued on the basis of Options with regard to future share increases.

11.9.1.3	Nye Aktier udstedt på grundlag af Tegningsoptionerne giver ret til udbytte og andre rettigheder i Selskabet fra tidspunktet for kapitalforhøjelsens registrering i Erhvervs- og Selskabsstyrelsen.	New Shares issued on the basis of Options shall provide the right to dividends and other rights in the Company as from the time of the registration of the capital in-crease in the Danish Commerce and Companies Agency.

11.9.1.4	Såfremt der forinden udnyttelse af Tegningsoptionerne generelt i Selskabet er gennemført ændringer i aktiernes rettigheder, skal nye Aktier udstedt på grundlag af Tegningsoptionerne dog have samme rettigheder som Selskabets øvrige aktier på tidspunktet for udnyttelsen af Tegningsoptionerne.	If prior to the exercise of Options, changes in the rights of the shares are generally implemented in the Company, new Shares issued on the basis of Options shall however have the same rights as the other shares in the Company at the time of the exercise of Options.

11.9.1.5	Selskabet afholder omkostningerne i forbindelse med udstedelsen af Tegningsoptionerne og senere udnyttelse heraf. Selskabets omkostninger forbundet med udstedelsen og de dertil hørende kapitalforhøjelser anslås til DKK 150.000.	The Company shall bear the costs in connection with the issuance of the Options and the subsequent exercise thereof. The Company’s costs in connection with the issuance and the related capital increases are estimated at DKK 150,000.